UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2015

INTERNATIONAL TOWER HILL MINES LTD.

(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-33638	N/A
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1177 West Hastings Street, Suite 2300, Vancouver, British Columbia, Canada	V6E 2K3
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 683-3332

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2015, the Board of Directors of International Tower Hill Mines Ltd. (“ITH” or the “Company”) appointed Mr. Karl Hanneman to the position of Chief Operating Officer. Effective immediately, Mr. Hanneman will join the executive management team, while continuing to manage all operational issues for the Company. Mr. Hanneman, 57, most recently has been serving as General Manager for the Company. Mr. Hanneman has been with the Company since May 2010, during which time he was responsible for assembling the Alaska team and served as Project Manager. Mr. Hanneman has more than 30 years of Alaska-based mining industry experience including a key role on the team that worked to successfully resolve the permitting issues at the Red Dog Mine in 2008/2010 and was previously Alaska Regional Manager during the development and permitting of the Pogo Gold Mine. Mr. Hanneman will continue to receive his existing salary and will not otherwise receive any grants in connection with his appointment to Chief Operating Officer.

In December 2011, in accordance with a Stock and Asset Purchase Agreement (the “Agreement”) between the Company, Alaska/Nevada Gold Mines, Ltd. (“AN Gold Mines”) and the Heflinger Group, the Company acquired certain mining claims and related rights in the vicinity of the Livengood Gold Project located near Fairbanks, Alaska. The Company’s derivative liability, as described in Note 6 to the December 31, 2014 Financial Statements, represents the remaining consideration for the purchase of these claims and related rights and is payable in January 2017. As reported in the December 31, 2014 Financial Statements, the amount of the derivative liability was estimated at $14.7 million. Under the Agreement, the payment is due 70% to AN Gold Mines and 30% to the Heflinger Group.

Mr. Hanneman is a partner of the General Partner, as well as a limited partner, of AN Gold Mines. Mr. Hanneman holds an 11.9% net interest in AN Gold Mines, including the derivative payment due January 2017. Mr. Hanneman’s net interest in the derivative payment is estimated as of December 31, 2014 to be approximately $1,224,510. Mr. Hanneman’s interest in AN Gold Mines dates to the 1980’s and pre-dates the Company’s interest in the Livengood Gold Project, pre-dates his May 2010 employment with the Company, and was disclosed to the Company prior to his employment. Mr. Hanneman was not a “related person” of the Company under Rule 404(a) of Regulation S-K at the time the Company entered into the Agreement. Because of Mr. Hanneman’s interest in the derivative liability, the Company has excluded and will continue to exclude Mr. Hanneman from participating in any discussions, calculations or other matters related to the derivative liability on behalf of the Company, and any future agreements or arrangements related to the derivative liability will be subject to the prior review and approval of the Company’s Audit Committee in accordance with the Company’s policies for related party transactions.

On March 26, 2015, the Company issued a press release regarding the appointment of Mr. Hanneman as Chief Operating Officer of the Company. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release of the Company, dated March 26, 2015, regarding the appointment of Mr. Karl Hanneman as Chief Operating Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Tower Hill Mines Ltd.
(Registrant)

Dated: March 26, 2015	By:	/s/ Thomas Irwin
	Name:	Thomas Irwin
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release of the Company, dated March 26, 2015, regarding the appointment of Mr. Karl Hanneman as Chief Operating Officer of the Company.